AMENDED AND RESTATED FUND OF FUNDS WAIVER AGREEMENT—
SECURITY INVESTORS, LLC

THIS AGREEMENT, dated as of February 10, 2015, is made and entered into by and between Security Investors, LLC (the “Adviser”) and each of the registered investment companies set forth in Schedule A (each being referred to herein as a “Fund”), as may be amended from time to time. This Agreement shall apply to each investment portfolio of a Fund as set forth in Schedule A (the “Series”).
WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to agreements between each Fund and the Adviser (each, an “Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Series and is compensated by each Series in the amount set forth in the Advisory Agreement with respect to the applicable Series (the “Advisory Fee”);
WHEREAS, each Series, consistent with its investment objective and applicable restrictions set forth in the Series’ prospectus and statement of additional information, may invest a portion of its assets in other registered investment companies;
WHEREAS, a Series’ investment in other registered investment companies may include an investment in any other Series and any other investment portfolio for which the Adviser or its affiliates provide investment advisory services (together, the “Underlying Affiliated Series”) pursuant to an agreement between each Underlying Affiliated Series and the Adviser or its affiliate (each, an “Underlying Affiliated Series Advisory Agreement”);
WHEREAS, pursuant to an Underlying Affiliated Series Advisory Agreement, each Underlying Affiliated Series pays to the Adviser or its affiliate an amount set forth in the Underlying Affiliated Series Advisory Agreement for the investment advisory services provided by the Adviser or its affiliate (the “Underlying Affiliated Series Advisory Fee”); and
WHEREAS, each Fund, on its own behalf and on behalf of the Series, and the Adviser desire to enter into the arrangements described herein.
NOW, THEREFORE, it is agreed as follows:
1.    The Adviser agrees to waive the full amount of a Series’ Advisory Fee to the extent necessary to offset the proportionate share of the Underlying Affiliated Series Advisory Fee paid by the Series through its investment in an Underlying Affiliated Series.
2.    Nothing herein shall otherwise affect the terms of any other expense limitation agreements between the Adviser or its affiliates and a Fund. For purposes of calculating the extent of any fee waivers or expense reimbursements under such agreements, the Adviser shall waive any amounts pursuant to this Agreement prior to calculating the waivers or reimbursements, if any, under any expense limitation agreement.
3.    In case a Series has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Series in accordance with the terms of the Series’ multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.
4.    The end of the initial term of this Agreement shall be February 1, 2017 for each Series of Guggenheim Funds Trust and May 1, 2016 for each Series of Guggenheim Variable Funds Trust. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the

Fund of the termination of the Agreement, which notice shall be received by the Fund at least 30 days prior to the end of the then-current term.
5.    This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of a Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Guggenheim Funds Trust

By:
Name: Amy J. Lee
Title:     Chief Legal Officer and Vice President

Guggenheim Variable Funds Trust

By:
Name: Amy J. Lee
Title:     Chief Legal Officer and Vice President

Security Investors, LLC

By:
Name: Amy J. Lee
Title:     Senior Vice President and Secretary

AMENDED AND RESTATED FUND OF FUNDS WAIVER AGREEMENT—
SECURITY INVESTORS, LLC
SCHEDULE A
Dated February 10, 2015

Registered investment companies to which this Agreement applies and their respective Series:

Guggenheim Funds Trust
Guggenheim Alpha Opportunity Fund
Guggenheim High Yield Fund
Guggenheim Investment Grade Bond Fund
Guggenheim Large Cap Value Fund
Guggenheim Mid Cap Value Fund
Guggenheim Mid Cap Value Institutional Fund
Guggenheim Municipal Income Fund
Guggenheim Small Cap Value Fund
Guggenheim StylePlus-Large Core Fund
Guggenheim StylePlus-Mid Growth Fund
Guggenheim World Equity Income Fund
Guggenheim Variable Funds Trust
Series A (StylePlus-Large Core Series)
Series B (Large Cap Value Series)
Series C (Money Market Series)
Series D (World Equity Income Series)
Series E (Total Return Bond Series)
Series J (StylePlus-Mid Growth Series)
Series N (Managed Asset Allocation Series)
Series O (All Cap Value Series)
Series P (High Yield Series)
Series Q (Small Cap Value Series)
Series V (Mid Cap Value Series)
Series X (StylePlus-Small Growth Series)
Series Y (StylePlus-Large Growth Series)
Series Z (Alpha Opportunity Series)

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